Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information in this Post-Effective Amendment No. 72 to the Registration Statement No. 811-04118 on Form N-1A of Fidelity Securities Fund: Fidelity Small Cap Opportunities Fund.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
January 24, 2007